EXHIBIT 99.1

SigmaTron International, Inc. Reports Year End Financial Results for Fiscal Year 2014

ELK GROVE VILLAGE, Ill., July 22, 2014 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal year ended April 30, 2014. Revenues increased to $222.5 million in fiscal year 2014 from $198.4 million in the prior fiscal year. Net income increased to $2,918,691 in fiscal year 2014 compared to $492,961 in fiscal year 2013. Basic and diluted earnings per share for the fiscal year ended April 30, 2014 were $0.74 and $0.72, respectively compared to $0.13 and $0.12 in fiscal year 2013.

For the fourth quarter of fiscal year 2014, revenues increased to $55.6 million compared to $51.3 million for the same quarter in the prior fiscal year. Basic and diluted earnings per share for the fiscal year 2014 fourth quarter were each $0.11 and $0.10 compared to basic and diluted earnings per share of $0.08 for the same period of fiscal year 2013.

Commenting on SigmaTron's results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, "SigmaTron's fourth quarter results showed sequential growth over the third quarter as sales, gross margins and operating income all improved. Third quarter net income benefited from the Mexican Tax Reform which helped an otherwise weak quarter. The third and fourth quarter results mirror the continuing sluggish economy which leads to unpredictable short term demand, both positive and negative.

"When comparing fiscal year 2014 to fiscal year 2013, we can see that the Company had a better year financially in 2014. The improvement was driven in part by leveraging higher revenues while continuing to drive increased efficiency and productivity in our operations. Notwithstanding this improvement, there are continuing challenges in our industry, including a stagnant economy and pricing pressures on both the revenue and supply sides, so we need to continue to make progress in all areas in terms of productivity and increased revenue.

"During the fiscal year we completed the integration of Spitfire Controls into SigmaTron. We have started to see the benefit of having engineering design capabilities and have had three existing customers increase their business with us because of our engineering skill set. Also during the year we have continued our investment into proprietary information technology systems. We believe such systems will be a differentiation from our peer group and assist in driving further productivity.

"On the revenue side of the Company we continue to grow with our current customers and several new customers that we believe will become long term valued relationships. We have as much opportunity for new revenue as I have ever seen for the Company, but nothing is certain and the stagnant economy tends to slow down the process. I remain optimistic and hopefully the economy will eventually strengthen. As always at fiscal year end, I want to take this opportunity to thank everyone that contributed to making this a positive year, which includes our customers, supply chain, our bank, Wells Fargo Bank N.A., our Board of Directors and most importantly, our excellent SigmaTron team."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets and goodwill impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	April 30,	April 30,	April 30,	April 30,
	2014	2013	2014	2013

Net sales	$ 55,567,396	$ 51,322,342	$ 222,485,940	$ 198,439,534

Cost of products sold	49,842,322	45,628,141	199,658,942	178,513,888

Gross profit	5,725,074	5,694,201	22,826,998	19,925,646

Selling and administrative expenses	4,779,662	4,632,670	19,200,514	18,358,354

Operating income	945,412	1,061,531	3,626,484	1,567,292

Other expense	220,556	126,784	841,660	752,968

Income from operations before income tax	724,856	934,747	2,784,824	814,324

Income tax expense (benefit)	302,077	614,700	(133,867)	321,363

Net income	$ 422,779	$ 320,047	$ 2,918,691	$ 492,961

Net income per common share - basic	$ 0.11	$ 0.08	$ 0.74	$ 0.13

Net income per common share - assuming dilution	$ 0.10	$ 0.08	$ 0.72	$ 0.12

Weighted average number of common equivalent shares outstanding - assuming dilution	4,107,570	4,027,881	4,074,487	4,003,887

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
	2014	2013

Assets:

Current assets	$ 83,170,480	$ 78,939,507

Machinery and equipment-net	32,692,908	28,567,052

Intangibles	5,602,754	5,949,434
Goodwill	3,222,899	3,222,899
Other assets	790,390	910,025

Total assets	$ 125,479,431	$ 117,588,917

Liabilities and stockholders' equity:

Current liabilities	$ 36,998,496	$ 38,129,159

Long-term obligations	33,074,592	27,476,027

Stockholders' equity	55,406,343	51,983,731

Total liabilities and stockholders' equity	$ 125,479,431	$ 117,588,917
CONTACT: SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095